Exhibit 99.1




                               [GRAPHIC OMITTED]


         IPofA AFFILIATES TERMINATE MERGER AGREEMENT WITH FIRST MONTAUK


Red Bank, NJ - December 29, 2006 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, announced today that it has received notification from representatives of FMFG Ownership, Inc. and FMFG AcquisitionCo, Inc., affiliates of Investment Properties of America, LLC (collectively referred to as "IPofA"), that IPofA is terminating the merger agreement with First Montauk Financial Corp. The merger agreement, as amended, provides for its termination by either party if the transaction is not completed by December 31, 2006.

First Montauk has been in the process of obtaining regulatory approval from the National Association of Securities Dealers, Inc. ("NASD") for the merger, and in that connection has been awaiting material information from IPofA and its principal owner, Mr. Edward Okun that the NASD had previously requested in connection with its review of the transaction. To date, neither IPofA nor Mr. Okun has provided the requested information.

IPofA has alleged that it is terminating the merger agreement due to the NASD having not yet approved the change of ownership application required under the terms of the merger agreement, notwithstanding that the NASD granted an extension until January 5, 2007 for IPofA and Mr. Okun to furnish the requested information. In addition, IPofA has alleged that it is terminating the agreement due to First Montauk's material breach of one of more of its representations, warranties, covenants or agreements.

First Montauk strongly denies that IPofA's purported termination is appropriate and that First Montauk has materially breached any of the provisions of the merger agreement.

The Board of Directors is reviewing its options with respect to the merger agreement as well as alternatives that may be in the best interests of the shareholders of First Montauk.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. First Montauk conducts securities brokerage, insurance, investment banking and advisory business and has approximately 270 registered representatives and services over 50,000 retail and institutional accounts, which comprise over $3 billion in customer assets.

Investment Properties of America, LLC is a full-service, investment and management company grounded in its philosophy of creativity, diversity, consistency and integrity. IPofA acquires, owns and operates properties, primarily leased to major national and regional retail companies under net leases.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.


Contact:

First Montauk Financial Corp.
Victor K. Kurylak,
President and
Chief Executive Officer
(800) 876-3672, ext. 4230
info@montaukfinancial.com
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